TRANSFER AGENT SERVICING AGREEMENT

THIS AGREEMENT is made and entered into as of the 28th day of April, 2011, by and between TRUST FOR PROFESSIONAL MANAGERS, a Delaware statutory trust, (the “Trust”) on behalf of its series named in Exhibit A hereto, (each a “Fund”, and collectively the “Funds”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, and is authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, USBFS is, among other things, in the business of administering transfer and dividend disbursing agent functions for the benefit of its customers; and

WHEREAS, the Trust desires to retain USBFS to provide transfer and dividend disbursing agent services to each series of the Trust listed on Exhibit A hereto (as amended from time to time) (each a “Fund” and collectively, the “Funds”).

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment of USBFS as Transfer Agent

The Trust hereby appoints USBFS as transfer agent of the Trust on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement.  The services and duties of USBFS shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against USBFS hereunder.

2.	Services and Duties of USBFS

USBFS shall provide the following transfer agent and dividend disbursing agent services to the Fund:

A.	Receive and process all orders for the purchase, exchange, and/or redemption of shares in accordance with Rule 22c-1 under the 1940 Act.

B.
Process purchase orders with prompt delivery, where appropriate, of payment and supporting documentation to the Trust’s custodian, and issue the appropriate number of uncertificated shares with such uncertificated shares being held in the appropriate shareholder account.

C.
Arrange for the issuance of shares obtained through transfers of funds from Fund shareholders’ accounts at financial institutions and arrange for the exchange of shares for shares of other eligible investment companies, when permitted by the Fund’s prospectus (the “Prospectus”).

D.	Process redemption requests received in good order and, where relevant, deliver appropriate documentation to the Trust's custodian.

E.	Pay monies upon receipt from the Trust's custodian, where relevant, in accordance with the instructions of redeeming shareholders.

F.	Process transfers of shares in accordance with the shareholder's instructions, after receipt of appropriate documentation from the shareholder as specified in the Prospectus.

G.	Process exchanges between Funds and/or classes of shares of Funds both within the same family of funds and with a First American Money Market Fund, if applicable.

H.
Prepare and transmit payments for dividends and distributions declared by the Trust with respect to the Fund, after deducting any amount required to be withheld by any applicable laws, rules and regulations and in accordance with shareholder instructions.

I.	Serve as the Fund’s agent in connection with accumulation, open account or similar plans (e.g., periodic investment plans and periodic withdrawal plans).

J.	Make changes to shareholder records, including, but not limited to, address changes in plans (e.g., systematic withdrawal, automatic investment, dividend reinvestment).

K.	Handle load and multi-class processing, including rights of accumulation and purchases by letters of intent.

L.
Record the issuance of shares of the Fund and maintain, pursuant to Rule 17Ad-10(e) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), a record of the total number of shares of the Fund which are authorized, issued and outstanding.

M.	Prepare shareholder meeting lists and, as necessary, mail, receive and tabulate proxies.

N.	Mail shareholder reports and Prospectuses to current shareholders.

O.	Prepare and file U.S. Treasury Department Forms 1099 and other appropriate information returns required with respect to dividends and distributions for all shareholders.

P.
Provide shareholder account information upon request and prepare and mail confirmations and statements of account to shareholders for all purchases, redemptions and other confirmable transactions as agreed upon with the Trust.

Q.
Mail requests for shareholders’ certifications under penalties of perjury and pay on a timely basis to the appropriate federal authorities any taxes to be withheld on dividends and distributions paid by the Trust, all as required by applicable federal tax laws and regulations.

R.	Answer correspondence from shareholders, securities brokers and others relating to USBFS’s duties hereunder.

S.
Reimburse the Fund each month for all material losses resulting from “as of” processing errors for which USBFS is responsible in accordance with the “as of” processing guidelines set forth on Exhibit B hereto.

3.	Lost Shareholder Due Diligence Searches and Servicing

The Trust hereby acknowledges that USBFS has an arrangement with an outside vendor to conduct lost shareholder searches required by Rule 17Ad-17 under the Securities Exchange Act of 1934, as amended.  Costs associated with such searches will be passed through to the Trust as an out-of-pocket expense in accordance with the fee schedule set forth in Exhibit C hereto.  If a shareholder remains lost and the shareholder’s account unresolved after completion of the mandatory Rule 17Ad-17 search, the Trust hereby authorizes vendor to enter, at its discretion, into fee sharing arrangements with the lost shareholder (or such lost shareholder’s representative or executor) to conduct a more in-depth search in order to locate the lost shareholder before the shareholder’s assets escheat to the applicable state.  The Trust hereby acknowledges that USBFS is not a party to these arrangements and does not receive any revenue sharing or other fees relating to these arrangements.  Furthermore, the Trust hereby acknowledges that vendor may receive up to 35% of the lost shareholder’s assets as compensation for its efforts in locating the lost shareholder.

4.	Anti-Money Laundering and Red Flag Identity Theft Prevention Programs

The Trust acknowledges that it has had an opportunity to review, consider and comment upon the written procedures provided by USBFS describing various tools used by USBFS which are designed to promote the detection and reporting of potential money laundering activity by monitoring certain aspects of shareholder activity as well as written procedures for verifying a customer’s identity (collectively, the “Procedures”).  Further, the Trust has determined that the Procedures, as part of the Trust’s overall anti-money laundering program and the Red Flag Identity Theft Prevention program, are reasonably designed to prevent the Fund from being used for money laundering or the financing of terrorist activities and to achieve compliance with the applicable provisions of the Fair and Accurate Credit Transactions Act of 2003 and the USA Patriot Act of 2001 and the implementing regulations thereunder.

Based on this determination, the Trust hereby instructs and directs USBFS to implement the Procedures on the Trust’s behalf, as such may be amended or revised from time to time.  It is contemplated that these Procedures will be amended from time to time by the parties as additional regulations are adopted and/or regulatory guidance is provided relating to the Trust’s anti-money laundering and identity theft responsibilities.

USBFS agrees to provide to the Trust:

(a)
Prompt written notification of any transaction or combination of transactions that USBFS believes, based on the Procedures, evidence money laundering or identity theft activities in connection with the Trust or any shareholder of the Fund;

(b)
Prompt written notification of any customer(s) that USBFS reasonably believes, based upon the Procedures, to be engaged in money laundering or identity theft activities, provided that the Trust agrees not to communicate this information to the customer;

(c)
Any reports received by USBFS from any government agency or applicable industry self-regulatory organization pertaining to USBFS’s anti-money laundering monitoring or the Red Flag Identity Theft Prevention Program on behalf of the Trust;

(d)	Prompt written notification of any action taken in response to anti-money laundering violations or identity theft activity as described in (a), (b) or (c); and

(e)	Certified annual and quarterly reports of its monitoring and customer identification activities on behalf of the Trust.

The Trust hereby directs, and USBFS acknowledges, that USBFS shall (i) permit federal regulators access to such information and records maintained by USBFS and relating to USBFS’s implementation of the Procedures, on behalf of the Trust, as they may request, and (ii) permit such federal regulators to inspect USBFS’s implementation of the Procedures on behalf of the Trust.

5.	Compensation

USBFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit C hereto (as amended from time to time).  USBFS shall also be compensated for such out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, and reproduction charges) as are reasonably incurred by USBFS in performing its duties hereunder.  The Trust shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute.  The Trust shall notify USBFS in writing within 30 calendar days following receipt of each invoice if the Trust is disputing any amounts in good faith.  The Trust shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid.  With the exception of any fee or expense the Trust is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of 1½% per month after the due date.  Notwithstanding anything to the contrary, amounts owed by the Trust to USBFS shall only be paid out of assets and property of the particular Fund involved.

6.	Representations and Warranties

A.	The Trust hereby represents and warrants to USBFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)
It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)
This Agreement has been duly authorized, executed and delivered by the Trust in accordance with all requisite action and constitutes a valid and legally binding obligation of the Trust, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)
It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

(4)
A registration statement under the 1940 Act and the Securities Act of 1933, as amended, will be made effective prior to the effective date of this Agreement and will remain effective during the term of this Agreement, and appropriate state securities law filings will be made prior to the effective date of this Agreement and will continue to be made during the term of this Agreement as necessary to enable the Trust to make a continuous public offering of its shares.

B.	USBFS hereby represents and warrants to the Trust, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)
It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)
This Agreement has been duly authorized, executed and delivered by USBFS in accordance with all requisite action and constitutes a valid and legally binding obligation of USBFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)
It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

(4)	It is a registered transfer agent under the Exchange Act.

7.	Standard of Care; Indemnification; Limitation of Liability

A.
USBFS shall exercise reasonable care in the performance of its duties under this Agreement.  USBFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with its duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBFS’s control, except a loss arising out of or relating to USBFS’s refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement.  Notwithstanding any other provision of this Agreement, if USBFS has exercised reasonable care in the performance of its duties under this Agreement, the Trust shall indemnify and hold harmless USBFS from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) that USBFS may sustain or incur or that may be asserted against USBFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to USBFS by any duly authorized officer of the Trust, as approved by the Board of Trustees of the Trust (the “Board of Trustees”), except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBFS’s refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement.  This indemnity shall be a continuing obligation of the Trust, its successors and assigns, notwithstanding the termination of this Agreement.  As used in this paragraph, the term “USBFS” shall include USBFS’s directors, officers and employees.

USBFS shall indemnify and hold the Trust harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) that the Trust may sustain or incur or that may be asserted against the Trust by any person arising out of any action taken or omitted to be taken by USBFS as a result of USBFS’s refusal or failure to comply with the terms of this Agreement, or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement.  This indemnity shall be a continuing obligation of USBFS, its successors and assigns, notwithstanding the termination of this Agreement.  As used in this paragraph, the term “Trust” shall include the Trust’s directors, officers and employees.

Neither party to this Agreement shall be liable to the other party for consequential, special or punitive damages under any provision of this Agreement.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, USBFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues.  USBFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS.  USBFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available.  Representatives of the Trust shall be entitled to inspect USBFS’s premises and operating capabilities at any time during regular business hours of USBFS, upon reasonable notice to USBFS.  Moreover, USBFS shall provide the Trust, at such times as the Trust may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of USBFS relating to the services provided by USBFS under this Agreement.

Notwithstanding the above, USBFS reserves the right to reprocess and correct administrative errors at its own expense.

B.
In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification.  The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification.  In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section.  The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

C.	The indemnity and defense provisions set forth in this Section 6 shall indefinitely survive the termination and/or assignment of this Agreement.

D.	If USBFS is acting in another capacity for the Trust pursuant to a separate agreement, nothing herein shall be deemed to relieve USBFS of any of its obligations in such other capacity.

8.	Data Necessary to Perform Services

The Trust or its agent shall furnish to USBFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.

9.	Proprietary and Confidential Information

USBFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Trust, all records and other information relative to the Trust and prior, present, or potential shareholders of the Trust (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the Trust.  Records and other information which have become known to the public through no wrongful act of USBFS or any of its employees, agents or representatives, and information that was already in the possession of USBFS prior to receipt thereof from the Trust or its agent, shall not be subject to this paragraph.

Further, USBFS will adhere to the privacy policies adopted by the Trust pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time.  In this regard, USBFS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Trust and its shareholders.

10.	Records

USBFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Trust, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder.  USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of the Trust and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Trust or its designee on and in accordance with its request.

11.	Compliance with Laws

The Trust has and retains primary responsibility for all compliance matters relating to the Fund, including but not limited to compliance with the 1940 Act, the Internal Revenue Code of 1986, the Sarbanes-Oxley Act of 2002, the USA Patriot Act of 2001 and the policies and limitations of the Fund relating to its portfolio investments as set forth in its Prospectus and statement of additional information.  USBFS’s services hereunder shall not relieve the Trust of its responsibilities for assuring such compliance or the Board of Trustee’s oversight responsibility with respect thereto.

12.	Term of Agreement; Amendment

This Agreement shall become effective as of the date first written above and will continue in effect for a period of three (3) years.  This Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties.  Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.  This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Trust, and authorized or approved by the Board of Trustees.

13.	Duties in the Event of Termination

In the event that, in connection with termination, a successor to any of USBFS’s duties or responsibilities hereunder is designated by the Trust by written notice to USBFS, USBFS will promptly, upon such termination and at the expense of the Trust, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to the Trust (if such form differs from the form in which USBFS has maintained the same, the Trust shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS’s personnel in the establishment of books, records, and other data by such successor.  If no such successor is designated, then such books, records and other data shall be returned to the Trust.

14.	Early Termination

In the absence of any material breach of this Agreement, should the Trust elect to terminate this Agreement prior to the end of the term, the Trust agrees to pay the following fees:

a.	All monthly fees through the life of the Agreement, including the rebate of any negotiated discounts;
b.	All fees associated with converting services to successor service provider;
c.	All fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider;
d.	all out-of-pocket costs associated with a.-c. above.

15.	Assignment

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the written consent of USBFS, or by USBFS without the written consent of the Trust accompanied by the authorization or approval of the Trust’s Board of Trustees.

16.	Governing Law

This Agreement shall be construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles.  To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Securities and Exchange Commission thereunder.

17.	No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

18.	Services Not Exclusive

Nothing in this Agreement shall limit or restrict USBFS from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

19.	Invalidity

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

20.	Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

Notice to USBFS and the Trust shall be sent to:

U.S. Bancorp Fund Services, LLC
Attn: Trust for Professional Managers
615 East Michigan Street, Risk and Compliance
Milwaukee, WI 53202

21.	Multiple Originals

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

TRUST FOR PROFESSIONAL MANAGERS	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Joseph Neuberger	By: /s/ Michael R. McVoy
Name: Joseph Neuberger	Name: Michael R. McVoy
Title: Chairman	Title: Executive Vice President

M.D. Sass

Exhibit A
to the
Transfer Agent Servicing Agreement – Trust for Professional Managers

Fund Names

Name of Series	Date Added
M.D. Sass 1-3 Year Duration U.S. Agency Bond Fund	on or after April 28, 2011

Exhibit B to the

Transfer Agent Servicing Agreement

As of Processing Policy

USBFS will reimburse each Fund for any Net Material Loss that may exist on the Fund’s books and for which USBFS is responsible, at the end of each calendar month.  “Net Material Loss” shall be defined as any remaining loss, after netting losses against any gains, which impacts a Fund’s net asset value per share by more than ½ cent.  Gains and losses will be reflected on the Fund’s daily share sheet, and the Fund will be reimbursed for any net material loss on a monthly basis.  USBFS will reset the as of ledger each calendar month so that any losses which do not exceed the materiality threshold of ½ cent will not be carried forward to the next succeeding month.  USBFS will notify the advisor to the Fund on the daily share sheet of any losses for which the advisor may be held accountable.

Exhibit C to the
Trust for Professional Managers Transfer Agent Servicing Agreement – M.D. Sass

Multiple Series Trust TRANSFER AGENT & SHAREHOLDER SERVICES ACCOUNT SERVICES FEE SCHEDULE FOR at April, 2011
Annual Service Charges to the Fund*
▪ Base Fee Per CUSIP                                             $_____ /year
▪ NSCC Level 3 Accounts                                      $_____ /open account
▪ Direct Fund Accounts                                         $_____ /open account
▪ Closed Accounts                                                  $_____ /closed account
Services Included in Annual Base Fee Per CUSIP
▪ DST NSCC charge
Activity Charges
▪ Manual Shareholder Transaction & Correspondence$_____ /event
▪ Omnibus Account Transaction          $_____ /transaction
▪ Telephone Calls$_____ /minute
▪ Voice Response Calls$_____ /call
▪ Daily Valuation/Manual 401k Trade$_____ /trade
CUSIP Setup Charge
▪ $_____ / CUSIP
Out-Of-Pocket Expenses
Including but not limited to telephone toll-free lines, call transfers, mailing, sorting and postage, stationery, envelopes, service/data conversion, AML verification services, special reports, record retention, processing of literature fulfillment kits, lost shareholder search, disaster recovery charges, ACH fees, Fed wire charges, NSCC charges, voice response (VRU) maintenance and development, data communication and implementation charges, and travel.

Additional Services
Available but not included above are the following services - FAN Web shareholder e-commerce, FAN Mail electronic data delivery, Vision intermediary e-commerce, client Web data access (MFx Portal), client dedicated line data access, programming charges, training, Short-Term Trader reporting, cost basis reporting, Excessive Trader, 12b-1 aging, investor e-mail services, dealer reclaim services, shareholder performance statements, Same Day Cash Flow System, money market fund service organizations, charges paid by investors, literature fulfillment, physical certificate processing, Jumbo pricing, expedited CUSIP setup, sales reporting & 22c-2 reporting (MARS), electronic statements (Informa), and additional services mutually agreed upon.

*Subject to annual CPI increase, Milwaukee MSA.
Fees are billed monthly.

Advisor’s signature below acknowledges approval of the seven (7) pages of transfer agent fees on this Exhibit C.

By:  M.D. Sass Investors Services, Inc.

Name: /s/ Hugh R. Lamle

Title: President                               Date:    6/15/11

Exhibit C (continued) to the
Trust for Professional Managers Transfer Agent Servicing Agreement – M.D. Sass
TRANSFER AGENT & SHAREHOLDER SERVICES SUPPLEMENTAL SERVICES - E-COMMERCE SERVICES FEE SCHEDULE at April, 2011
FAN Web
Shareholder internet access to account information and transaction capabilities through a hyperlink at the fund group web site.  Shareholders access account information, portfolio listing fund family, transaction history, purchase additional shares through ACH, etc.
▪ FAN Web Premium (Fund Groups over 50,000 open accounts)
− Implementation - $_____ /fund group – includes up to 25 hours of technical/BSA support
− Annual Base Fee - $_____ /year
▪ FAN Web Select (Fund Groups under 50,000 open accounts)
− Implementation - $_____ /fund group – includes up to 10 hours of technical/BSA support
− Annual Base Fee - $_____ /year
▪ FAN Web Direct (API) – Quoted Separately
▪ Customization - $_____ /hour
▪ Activity (Session) Fees:
− Inquiry - $_____ /event
− Account Maintenance - $_____ /event
− Transaction – financial transactions, reorder statements, etc. - $_____ /event
− New Account Set-up - $_____ /event (Not available with FAN Web Select)
▪ Strong Authentication:
− $_____ /month per active FAN Web ID (Any ID that has had activity within the 180-day period prior to the billing cycle)

FAN Mail
Financial planner mailbox provides transaction, account and price information to financial planners and small broker/dealers for import into a variety of financial planning software packages.
▪ Base Fee Per Management Company – file generation and delivery - $_____ /year
▪ Per Record Charge
− Rep/Branch/ID - $_____
− Dealer - $_____
▪ Price Files - $_____ or $_____ /user per month, whichever is less

Vision Mutual Fund Gateway
Permits broker/dealers, financial planners, and RIAs to use a web-based system to perform order and account inquiry, execute trades, print applications, review prospectuses, and establish new accounts.
▪ Inquiry Only
− Inquiry - $_____ /event
− Per broker ID - $_____ /month per ID
▪ Transaction Processing
− Implementation - $_____ /management company
− Transaction – purchase, redeem, exchange, literature order - $_____ /event
− New Account Setup – $_____ /event
− Monthly Minimum Charge - $_____ /month

Vision Electronic Statements
Provides the capability for financial intermediaries to access electronic statements via the Vision application.*
▪ Implementation Fees
− Develop eBusiness Solutions Software - $_____ /fund group
− Code Print Software - $_____ /fund group
▪ Load charges
− $_____ /image
▪ Archive charge (for any image stored beyond 2 years)
−   $_____ /document
*Normal Vision ID and activity charges also apply.

Exhibit C (continued) to the
Trust for Professional Managers Transfer Agent Servicing Agreement – M.D. Sass
TRANSFER AGENT & SHAREHOLDER SERVICES
SUPPLEMENTAL SERVICES - E-COMMERCE SERVICES
FEE SCHEDULE at April, 2011

Client Web Data Access
USBFS client on-line access to fund and investor data through USBFS technology applications and data delivery and security software.
▪ Setup: MFx Portal - $_____
▪ Service - $_____ /user per month
▪ Access to the following systems included:
− BDS – Statement Storage and Retrieval
− ReportSource – Mainframe T/A Report Library
− T/A Imaging – Thin Client AWD
− FundSource – Comprehensive Fund Information
− 3270 – T/A Mainframe Access
▪ Custom Electronic File Exchange (DDS of delivery of TIP files) - $_____ one time setup fee
- $_____ /file per month maintenance fee

Client Dedicated Line Data Access
For USBFS clients requiring continuous on-line access to USBFS shareholder accounting systems, such as for client call center support:
▪ $_____ /year per workstation for TA2000 AWD access
▪ Plus data communications setup and monthly charges based upon location and bandwidth
▪ Plus training billed at hourly rates plus out-of-pocket expenses

Programming Charges
▪ $_____ /hour
▪ Charges incurred for customized services based upon fund family requirements including but not limited to:
- Fund setup programming (transfer agent system, statements, options, etc.) – estimate 10 hours per CUSIP
- Select reports – shareholder system queries for customized reporting, mailings, etc.
- File transmissions of client requested shareholder data file extracts
- Conversion programming
- Customized service development
- Voice response system setup (menu selections, shareholder system integration, testing, etc.) – estimated at 3 hours per fund family
- All other client specific customization and/or development services

Transfer Agent Training Services
▪ On-site at USBFS - $_____ /day
▪ At client location - $_____ /day plus travel and out-of-pocket expenses

Exhibit C (continued) to the Trust for Professional Managers Transfer Agent Servicing Agreement – M.D. Sass TRANSFER AGENT & SHAREHOLDER SERVICES SUPPLEMENTAL SERVICES - FEE SCHEDULE at April, 2011
Short-Term Trader – Software application used to track and/or assess transaction fees that are determined to be short-term trades.  Service can be applied to some or all funds within a fund family. Fees will be applied if the fund(s) have a redemption fee.
▪ 90 days or less: $_____ /open account
▪ 91-180 days: $_____ /open account
▪ 181-270 days: $_____ /open account
▪ 271 days – 1 year: $_____ /open account
▪ 1 year – 2 years: $_____ /open account

Cost Basis Reporting – Annual reporting of shareholder cost basis for non-fiduciary direct accounts based upon an average cost single category basis calculation.
▪ $_____ /direct open account per year
Excessive Trader – Software application that monitors the number of trades (exchanges, redemptions) that meet fund family criteria for excessive trading and automatically prevents trades in excess of the fund family parameters.
▪ $_____ setup /fund group of 1-5 funds, $_____ setup /fund group of over 5 funds
▪ $_____ /account per year
12b-1 Distribution Fee Aging – Aging shareholder account share lots in order to monitor and begin assessing 12b-1 fees after a certain share lot age will be charged at $_____ per open account per year.
E-Mail Services – Services to capture, queue, monitor, service and archive shareholder e-mail correspondence:
▪ $_____ setup /fund group
▪ $_____ /month administration
▪ $_____ /received e-mail correspondence

Dealer Reclaim Services – Services reclaim fund losses due to the pricing differences for dealer trade adjustments such as between dealer placed trades and cancellations.  There will be no correspondence charges related to this service.
▪ $_____ /fund group per month

Shareholder Performance Statements – We have a variety of features available for providing account or portfolio level performance information on investor statements.  Actual costs will depend upon specific client requirements.
▪ Setup - $_____ /fund group
▪ Annual Fee - $_____ /open and closed account

Same Day Cash Flow
▪ Implementation (one time charge) & Recurring Charges (monthly)
- 5 Users – $_____
- 10 Users – $_____
- 20 Users – $_____
- 30 Users – $_____
- 40 Users – $_____
- 50 Users – $_____
▪ Training
- Webex - $_____ /user
- On Site - $_____ /day
▪ Real Time Data Feeds
- Implementation (per feed) - $_____ /hour (8 hour estimate)
- Recurring (per feed) - $_____ /month

Exhibit C (continued) to the Trust for Professional Managers Transfer Agent Servicing Agreement – M.D. Sass TRANSFER AGENT & SHAREHOLDER SERVICES SUPPLEMENTAL SERVICES FEE SCHEDULE at April, 2011
FAF Money Market Fund Service Organizations
▪ $_____ /money market share class per year
▪ Out-of-pocket expenses (see Transfer Agent Fee Schedule)

Charges Paid by Investors
Shareholder accounts will be charged based upon the type of activity and type of account, including the following:
Qualified Plan Fees
▪ $_____ /qualified plan account or Coverdell ESA account (Cap at $_____ /SSN)
▪ $_____ /transfer to successor trustee
▪ $_____ /participant distribution (Excluding SWPs)
▪ $_____ /refund of excess contribution
▪ $_____ /reconversion/recharacterization

Additional Shareholder Paid Fees
▪ $_____ /outgoing wire transfer or overnight delivery
▪ $_____ /telephone exchange
▪ $_____ /return check or ACH or stop payment
▪ $_____ /research request per account (Cap at $_____ /request) (This fee applies to requests for statements older than the prior year)

Literature Fulfillment Services*
▪ Account Management
− $_____ /month (account management, lead reporting and database administration)
▪ Out-of-Pocket Expenses
− Kit and order processing expenses, postage, and printing
▪ Inbound Teleservicing Only
− Account Management - $_____ /month
− Call Servicing - $_____ /minute
▪ Lead Conversion Reporting (Closed Loop)
− Account Management- $_____ /month
− Database Installation, Setup -$_____ /fund group
− Specialized Programming - (Separate Quote)*

*Fees exclude postage and printing charges.

Physical Certificate Processing – Services to support the setup and processing of physical certificated shares for a fund family:
▪ $_____ setup/fund group
▪ $_____ /certificate transaction

Jumbo Pricing (JUMBO) – allows grouping of accounts for the purpose of calculating the advanced commission paid to a dealer.
▪ $_____ /account group per year

Expedited CUSIP Setup - $_____ /CUSIP (Less than 35 days)

Exhibit C (continued) to the
Trust for Professional Managers Transfer Agent Servicing Agreement – M.D. Sass
MARS SALES REPORTING & COMPLIANCE SERVICES
SUPPLEMENTAL SERVICES - FEE SCHEDULE at April, 2011

System Implementation Cost
▪ $_____ - $_____ - Includes TA2000 data and standard data interfaces*
▪ $_____ /hour – Software or report customization
Monthly Service Fee
▪ $_____ – Standard monthly service fee
Monthly Base Module Fees (Per user)
▪ $_____ – MARS Base 22c-2 Compliance Module
− 22c-2 Rules definition, workflow process management, data request manager, account, and transactions
▪ $_____ – MARS Base Sales and Asset Reporting Module
− Data cleaning, and sales & asset reports with sales views
▪ $_____ – MARS Base Core CRM Module
− Firm, branch, rep profiles, activity management, calendar, tickler, security & administration, and rep import
Optional Services (Monthly per user unless otherwise noted)
▪ $_____ – Channel/territory manager (included in base fee for CRM Module)
▪ $_____ – Customer/account module
▪ $_____ – MARS omnibus reconciliation manager
▪ $_____ – Supermarket platform reporting module
▪ $_____ – Data quality module (only one license needed)
▪ $_____ – Handheld module
▪ $_____ – Handheld implementation (one time only)
▪ $_____ – Mapping integration module
▪ $_____ – Multiple Windows Module (only one license needed)
▪ $_____ – Document Management Module (only one license needed)
▪ $_____ – Profiling Module (only one license needed)
Discovery-RIATM Database Integration
▪ Discovery-RIATM Implementation:  $_____ – One-time set-up fee
▪ Discovery-RIATM Integration:  $_____ – Only one user license needed if client does not already have Discovery license (monthly fee)
▪ Discovery-RIATM License:  $_____ – Fee per user per month
MARS Training
▪ $_____ /day plus travel and out-of-pocket expenses
Enhanced Support Services (Monthly fee)
▪ $_____ - $_____ – Basic support components, data scrubbing (cleaning of firm, branch, and rep information), database query requests, compliance report monitoring/review/analysis, compliance workflow assistance, and business requirements analysis.

NSCC SDR Fees
▪ Line maintenance fee $_____ /month
▪ Line use fee $_____ /hour
▪ Transaction fee $_____ /100 records

* Standard data interfaces refers to intermediary files already developed and implemented within the MARS application. All other file feeds will be subject to the standard hourly rate for development and implementation. Any additional costs that may be charged by intermediaries/NSCC for data feeds are not included.

Exhibit C (continued) to the
Trust for Professional Managers Transfer Agent Servicing Agreement – M.D. Sass
INFORMA ELECTRONIC SHAREHOLDER STATEMENT SERVICES
FEE SCHEDULE at April, 2011

Electronic Confirm Presentation
eCDLY will load shareowner daily confirmations (financial transactions only, does not include maintenance confirmations) and send notification to consented shareowners of a new document to view.
▪ Document Loading, Storage, and Access - $_____ /statement
▪ Document Consent Processing, Suppression, and Notification - $_____ /suppressed statement
▪ Development & Implementation of Electronic Confirm Statements - $_____ initial setup fee
Note: Quarterly minimum fee of $_____.

Electronic Investor Statement Presentation
eStatements will load shareowner investor statements in a PDF format and send notification to the consented shareowners of a new document to view.
▪ Document Loading, Storage, and Access - $_____ /statement
▪ Document Consent Processing, Suppression, and Notification - $_____ /suppressed statement
▪ Development & Implementation of Electronic Investor Statements - $_____ initial setup fee

Electronic Tax Presentation
eTax will load TA2000 tax forms and send notification to the consented shareowners of a new document to view.
▪ Document Loading, Storage, and Access - $0.08 /statement
▪ Document Consent Processing, Suppression, and Notification - $_____ /suppressed statement
▪ Development & Implementation of Electronic Tax Statements - $_____ initial setup fee

Electronic Compliance Presentation
eCompliance allows consented users to receive an e-mail containing a link to the respective compliance material for each compliance run.
▪ Document Loading, Storage, and Access
▪ Document Consent Processing, Suppression, and Notification - $_____ /suppressed statement
▪ Development & Implementation of Electronic Compliance Documents - $_____ initial setup fee
Note: Annual compliance minimum fee of $_____.
FAN Web Transaction Fees
▪ View Consent Enrollment - $_____ /transaction
▪ Consent Enrollment - $_____ /transaction
▪ View Statements - $_____ /view
Notes:
All pricing based upon contractual three-year term.  Proposal is rough estimate based upon client request.  Rates subject to change once formal business requirements are received and reviewed.  Estimate is valid for 90 days based on the following conditions:
▪ Document Loading, Storage and Access - Statements presented as PDF documents.  Includes data preparation for web-based presentment, document loading, hot storage for two years (2) on primary DASD and WORM-media and unlimited access.  Statements will be loaded for all accounts, regardless of consent.
▪ Document Consent Processing, Suppression & Notification – On-line consent registration, paper suppression, processing, quality control and e-mail notification of document availability to an ISP address. Suppression and Notification volume will be determined by customer consent. E-mail notification of document availability to an ISP address. Notification volume will be determined by customer consent.
▪ Document Setup & Development Fees-- Includes gathering business requirements and creation of functional specification document with record types II, AS, and AT, utilizing a DST OUTPUT MIMS data feed.  Applies to major classes of documents (e.g. daily confirm, investor, and tax documents) and significantly different documents within a class (e.g. a high net worth statement).  Document set up fees will be determined upon requirements gathering and defining project scope.
▪ Consent options will be reflected on TA2000; Email tracking and reporting on TA2000 Electronic Media reports
Standard Development Fee - Fee assessed for any additional programming outside of the initial implementation scope or any additional post-production enhancements. $187.50 per hour.

M.D. Sass